Maine & Maritimes Corporation Announces Second Quarter 2005 Results

PRESQUE ISLE, ME -- 08/12/2005 --

--  Operating revenues increase 13% with ongoing acquisitions related to strategic growth strategy
--  Net loss of $798,000 or $0.49 per share
--  Losses due to continued investment in product and service development, costs associated with Sarbanes-Oxley compliance, and rising employee benefit costs
--  Management remains optimistic about future growth
Maine & Maritimes Corporation (the "Corporation" or "MAM") (AMEX: MAM) today announced its financial and operating results for the three-month period ended June 30, 2005. Despite an increase in overall operating revenues of 13% with ongoing acquisitions related to the strategic growth strategy, the consolidated net loss for the second quarter of 2005 was $0.49 per share, or $798,000, compared to a loss of $0.19 per share, or $308,000 for the same period last year. Income from continuing operations for the six-month period ended June 30, 2005, was $0.29 per share, or $474,000, compared with $1.03 per share, or $1.65 million in the prior year.

"The loss is attributable to a number of factors including increased costs associated with continued investment in new unregulated product and service development, software amortization, costs associated with Sarbanes-Oxley compliance, and rising employee benefit costs," says J. Nick Bayne, President and CEO of Maine & Maritimes Corporation. "While any loss is disappointing, we remain optimistic about future growth opportunities."

The operations of MAM's regulated electric utility (Maine Public Service Company - "MPS") experienced increased revenues of $191,000 for the three months ended June 30, 2005, due to sales volume increases. However, its earnings were offset by increased stranded cost amortization expenses, increased expenses related to regulatory compliance costs, a reduction in the rate of return on its stranded cost deferred fuel balance, increased diesel fuel costs, increased pension expenses, and increased maintenance and customer assistance expenses. Due to the rate design approved by the Maine Public Utilities Commission, the utility's earnings are typically significantly lower in the second and third quarters. The regulated electric utility segment's net loss for the quarter was $308,000, or approximately $0.19 per share, compared to a loss of $31,000 in the second quarter of 2004.

"It is clear that the ongoing transitional period we are operating in requires the continued implementation of our growth initiatives to achieve the required scale of operations necessary to offset corporate governance and regulatory costs and ensure earnings contributions," added Bayne. "The impact of MPS's stranded cost case, which resulted in lower returns related to stranded cost recovery, has negatively impacted the earnings coverage from our core utility operations. Most of the corporate costs allocated to the unregulated operations were costs that would have been formerly borne by our regulated utility."

MAM's unregulated engineering services businesses, currently consisting of The Maricor Group, and its subsidiaries, The Maricor Group, Canada Ltd, and RES Engineering, Inc., produced revenues of $1.37 million for the three months ended June 30, 2005. However, the segment reported a combined loss of $366,000, or approximately $0.22 per share, due primarily to corporate allocations and costs associated with the development and implementation of new product and service lines.

In addition, corporate allocations, which are costs historically borne, for the most part, by MAM's regulated utility, such as corporate governance costs, significantly impacted the overall earnings of the segment. Year-to-date, through June 30, 2005, the mechanical, electrical, and plumbing/fire protection consulting engineering services segment of the unregulated services businesses was profitable with a 25% gross margin.

"It is critical that we achieve increased scale and focus on revenue and earnings enhancement initiatives to offset corporate allocations on our unregulated segment," says Bayne. "Consequently, we are implementing a number of key steps to both improve earnings and clarify segment performances. These initiatives include an increased emphasis on decentralization of operations with a planned reduction in overall holding company or corporate-related costs. Our decentralization goals include pushing decision-making closer to the profit and loss centers, while minimizing inter-company transactions and allocations and reducing corporate overhead."

For the three months ended June 30, 2005, Maricor Properties Ltd, MAM's real estate subsidiary, incurred a loss of $30,000, or approximately $0.02 per share. Maricor Properties' loss for the quarter was primarily attributable to corporate allocations. In addition, other unregulated operations consisting primarily of Maricor Technologies, Inc., a new, start-up lifecycle asset management and capital planning software company, experienced a loss of approximately $0.06 per share as a result of software amortization, start-up costs, and corporate allocations.

"Beyond decentralization, we are actively implementing strategies to increase earnings and control costs for both the regulated and unregulated segments. For MPS, it is clear that we must address increasing costs related to employee pension and health benefits, as well as regulatory costs. In addition, while we maintain a strong commitment to our employees, it is essential that we evaluate the economics of outsourcing when it is both efficient and cost effective," according to Bayne.

"In contrast, the management teams of our unregulated businesses have increased their focus on enhancing scale and revenues. To address earnings needs, we are increasing our overall emphasis on sales and marketing, while actively pursuing strategic acquisitions that are consistent with our overall value proposition and that are of a scale that can directly contribute to our bottom line. In addition, to ensure continued growth and attainment of earnings targets, we are implementing strategies to more rapidly monetize the appreciated value of our real estate and software assets," stated Bayne.

"Finally, it is critical that we continue to focus on controlling costs associated with our corporate structure, particularly related to Sarbanes-Oxley compliance and corporate governance. While we are dedicated to full compliance with Sarbanes-Oxley, it is also evident that the cost of compliance is significantly out-of-balance with the scale of our organization. Through maximum usage of internal resources, we are working diligently to ensure full compliance, while controlling costs."

The Maricor Group and its subsidiaries operate in four primary product and service areas. These include mechanical, electrical, and plumbing/fire protection engineering design services, which were businesses acquired by MAM, and new product and service lines involving energy efficiency services, facilities lifecycle asset management services, and "inside-the-fence" energy asset development. During the quarter, increased expenditures were incurred related to product development and the staffing for The Maricor Group's facilities lifecycle asset management and energy efficiency services divisions, as well as energy asset development initiatives. These products and services typically have a longer sales cycle than fee-for-service consulting engineering services, with sales cycles of approximately eighteen to twenty-four months or longer.

"We are taking direct and targeted actions to ensure improved earnings performance. We strongly believe the overall value proposition for our unregulated operations is both on target and growing in market significance. Clearly, overall market trends are reinforcing the demand for energy efficiency, lifecycle asset management, and sustainability services. Our challenge is to ensure that we increase our unregulated scale of growth, expanding to achieve the necessary scale to ensure continued and growing shareholder value, while controlling costs associated with our regulated utility subsidiary," stated Bayne. "Given our ongoing strategic efforts, we remain quite confident in our long-term performance and are committed to our sustainability value proposition."

Maine & Maritimes Corporation and Subsidiaries Earnings Report for the three-months and six-months ended June 30, 2005, are as follows:

                       (Dollars in Thousands Except Per Share Amounts)

                                Three Months Ended       Six Months Ended
                                June 30,(Unaudited)    June 30,(Unaudited)
                                 2005       2004         2005       2004
                              ---------  ---------    ---------  ---------

Regulated Operating Revenues  $   7,073  $   6,882    $  17,387  $  17,090

Unregulated Operating
 Revenues                         1,422        625        2,842        915
                              ---------  ---------    ---------  ---------
Total Operating Revenues      $   8,495  $   7,507    $  20,229  $  18,005
                              ---------  ---------    ---------  ---------
(Loss) Income from
 Continuing Operations
 Available for Common
 Shareholders                 $    (795) $    (270)   $     474  $   1,647
(Loss) Income from
 Discontinued Operations             (3)       (38)           5       (405)
                              ---------  ---------    ---------  ---------
Total Consolidated Net
 (Loss) Income                $    (798) $    (308)   $     479  $   1,242
                              ---------  ---------    ---------  ---------

Basic (Loss) Income per
 Common Share From
 Continuing Operations        $   (0.49) $   (0.17)  $     0.29  $    1.03
Basic Loss per Common
 Share From Discontinued
 Operations                           -      (0.02)           -      (0.25)
                              ---------  ---------    ---------  ---------
Total (Loss) Income per
 Common Share                 $   (0.49) $   (0.19)   $    0.29  $    0.78
                              ---------  ---------    ---------  ---------

Diluted (Loss) Income per
 Common Share From
 Continuing Operations        $   (0.49)  $  (0.17)   $    0.29  $    1.02
Diluted (Loss) Income per
 Common Share From
 Distributed Operations               -      (0.02)           -      (0.25)
                              ---------  ---------    ---------  ---------
Total (Loss) Income per
 Common Share                 $   (0.49) $   (0.19)   $    0.29  $    0.77
                              ---------  ---------    ---------  ---------

Average Shares Outstanding    1,636,167  1,599,001    1,636,037  1,589,851
Maine & Maritimes Corporation is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility; The Maricor Group, with its Canadian subsidiary, The Maricor Group, Canada Ltd, and its US subsidiary RES Engineering, Inc., both engineering, asset development and lifecycle asset management services companies; Maricor Properties Ltd, a Canadian real estate development and investment company, and its Canadian subsidiary Mecel Properties Ltd; and Maricor Technologies, Inc., a technology based subsidiary. MAM's headquarters are in Presque Isle, Maine and its subsidiaries maintain offices in Moncton and Saint John, New Brunswick, Canada; Halifax, Nova Scotia, Canada; Hudson and Boston, Massachusetts, and Portland, Maine. MAM's corporate website is www.maineandmaritimes.com

Cautionary Statement Regarding Forward-Looking Information

NOTE: This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although Maine & Maritimes Corporation ("MAM") believes that in making such statements, its expectations are based on reasonable assumptions, any such statement involves uncertainties and risks. MAM cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, MAM's ability to raise necessary financing, and MAM's ability to execute its business plans in a timely and efficient manner.

For More Information Contact:
Annette N. Arribas
VP, Investor Relations and Treasurer
Tel:  207.760.2402
Email: aarribas@maineandmaritimes.com